Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Amended Employment Agreement”) is effective as of July 1, 2014 (the “Effective Date”), by and among Electromed, Inc., a Minnesota corporation (the “Corporation”), and Jeremy Brock (“Employee”).

RECITALS

WHEREAS, the Corporation and the Employee previously entered into an Employment Agreement, dated as of October 18, 2011 (the “Original Agreement”); and

WHEREAS, the Corporation modified, amended and restated the Original Agreement on November 15, 2012 (the “Amendment”); and

WHEREAS, the Corporation and Employee desire to modify and amend and restate the Employment Agreement on the terms and conditions set forth in this Amended and Restated Employment Agreement (the “Amended Employment Agreement”); and

WHEREAS, Corporation wishes to continue to employ Employee to the position of Chief Financial Officer and Employee wishes to continue his employment pursuant to the terms and conditions set forth in this Amended Employment Agreement.

WHEREAS, the Corporation and Employee desire to enter into this Amended Employment Agreement, and it is the intention of the Corporation and Employee that this Amended Employment Agreement entirely supersedes any prior agreements with respect hereto.

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Amended Employment Agreement, the parties agree as follows:

1.                   Nature and Capacity of Employment.  Effective as of the Effective Date, the Corporation hereby agrees to continue to employ the Employee as its Chief Financial Officer, subject to the direction of the Board of Directors of the Corporation and pursuant to the terms and conditions set forth in this Amended Employment Agreement. The Employee hereby agrees to continue acting in that capacity under the terms and conditions set forth in this Amended Employment Agreement. The Employee agrees to perform or be available to perform the functions of this position, pursuant to the terms of this Amended Employment Agreement.

2.                   Term of Employment.  The term of the Employee’s employment hereunder shall commence on the Effective Date of this Amended Employment Agreement and shall continue thereafter for a period of two years, or through June 30, 2016 (the “Two Year Term”), unless terminated earlier in accordance with Paragraph 4 of this Amended Employment Agreement.  The term of this Amended Employment Agreement and the Employee’s employment hereunder shall automatically renew for successive one year periods beyond the expiration of the Two Year Term (the “Renewal Term”), unless at least ninety (90) days prior to the expiration of the Two Year Term or any Renewal Term either party hereto gives written notice to the other party that it does not intend to renew this Amended Employment Agreement for the coming year. During the Two Year Term or any Renewal Term, this Amended Employment Agreement may be terminated pursuant to the terms of Paragraph 4 of this Amended Employment Agreement.

3.                   Compensation and Benefits.

3.1.          Base Salary.  As of the Effective Date, the Corporation agrees to pay the Employee an annualized base salary of $155,000 (the “Base Salary”), which amount shall be earned by the Employee on a pro rata basis as the Employee performs services and which shall be paid according to the Corporation’s normal payroll practices. Employee shall be eligible for a raise of the Base Salary payable under this Paragraph 3.1 and such raise shall be negotiated in good faith by the Chief Executive Officer, acting in collaboration with the Corporation’s Compensation Committee, and the Employee. Such raise shall not be less than .0333 of the then current Base Salary upon completion of one year’s service and shall be subject to approval by the Corporation’s Board of Directors following review of Corporation’s progress toward meeting performance goals. The Board of Directors acting reasonably shall also have the right to annually review and determine the amount of Base Salary payable pursuant to this Paragraph 3.1.

3.2          Non-Equity Incentive Compensation.  For the fiscal years ending June 30, 2015 and June 30, 2016, Employee shall receive a bonus in the maximum aggregate amount of 30% of the base salary set forth in Paragraph 3.1 only if he achieves the goals and milestones set forth in the CFO Bonus Plan implemented for the applicable fiscal year, as such goals have been determined by, and as achievement against such goals will be evaluated by, the Personnel and Compensation Committee of the Board of Directors. Future Non-Equity Incentive Compensation will be determined by the Personnel and Compensation Committee or the Board of Directors in their discretion. If a bonus is earned in accordance with this Paragraph 3.2, it will be paid to Employee by the Corporation regardless of whether he is employed by the Corporation on the date payable.

3.3          Non-Qualified Stock Option.  On the later of the Effective Date or the date on which this Agreement is executed by the Corporation, or if such date is not a business day on which stocks listed on the NYSE MKT national exchange are trading, the first such business day following the Effective Date, Employee shall be granted a non-qualified stock option to purchase 30,000 shares of the Corporation’s common stock pursuant to the Corporation’s 2012 Stock Incentive Plan. The option shall have an exercise price equal to the fair market value of the Corporation’s common stock on the date of the grant, shall have a 10-year term, and shall vest as to 10,000 shares on the last day of each of the Corporation’s fiscal years ending June 30, 2015, 2016 and 2017. The remaining terms of the option will be governed by the 2012 Stock Incentive Plan and the non-qualified stock option agreement to be executed by the Corporation and the Employee on or about the date of grant. Should there be a Change of Control, as defined in Paragraph 4.3 of this Amended Employment Agreement, the options will fully vest upon the Change of Control.

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3.4.          Employee Benefits.  During the Employee’s employment with the Corporation, the Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Corporation, and as they may be changed from time to time. The Employee acknowledges and agrees that he will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Corporation is under no obligation to the Employee to establish and maintain any employee benefit plan in which the Employee may participate. The terms and provisions of any employee benefit plan of the Corporation are matters within the exclusive province of the Corporation’s Board of Directors, subject to applicable law.

3.5.          Paid Time Off.  The Corporation agrees that the Employee shall be entitled to Paid Time Off (“PTO”) of up to twenty (20) days per calendar year, prorated for any partial calendar year of employment, without reduction of the minimum annual base salary payable to the Employee pursuant to Paragraph 3.1 of this Amended Employment Agreement. PTO which is unused at the end of any calendar year will carry over to the next calendar year, subject to the Corporation’s limitations on carry-over and accrual maximums. At the end of Employee’s employment for any reason, the Corporation will pay Employee for his ending balance of unused PTO.

3.6.          Other Benefits:  During the Two Year Term or Renewal Term, the Corporation shall directly pay the cost of a cell phone or wireless handheld device for the Employee’s use. Additionally, during the Two Year Term or any Renewal Term, the Corporation shall provide an automobile allowance of $400 per month. The Corporation shall also provide a corporate credit card for approved business expenses and shall otherwise reimburse the Employee for, or pay directly, all reasonable business expenses incurred by the Employee in the performance of his duties under this Amended Employment Agreement, provided that the Employee incurs and accounts for such expenses in accordance with all Corporation policies and directives in effect from time to time.

4.                   Termination of Employment Prior to the End of the Two Year Term or Renewal Term.  The Employee’s employment may be terminated prior to the expiration of the Two Year Term or a Renewal Term as follows:

4.1.          For Cause Termination, Without Severance.  Notwithstanding anything contained herein to the contrary, the Corporation may discharge the Employee for Cause and terminate this Amended Employment Agreement immediately upon written notice to the Employee. For the purposes of this Amended Employment Agreement, “Cause” shall mean the occurrence of any of the following:

(i)          Employee’s material failure to perform his job duties competently as reasonably determined by the Corporation’s Board of Directors; or

(ii)          gross misconduct by the Employee which the Corporation’s Board of Directors determines is (or will be if continued) demonstrably and materially damaging to the Corporation; or

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(iii)          fraud, misappropriation, or embezzlement by the Employee; or

(iv)          conviction of a felony crime or a crime of moral turpitude; or

(v)           conduct in the course of employment that the Corporation’s Board of Directors determines is unethical; or

(vii)          the material breach of this Amended Employment Agreement by the Employee.

With respect to Sections 4.1 (i) and (v), the Corporation shall first provide Employee with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Corporation’s Board of Directors, and identify with specificity the action needed to cure within 30 days of Employee’s receipt of written notice from the Corporation. If the Corporation terminates the Employee’s employment for Cause pursuant to this Paragraph 4.1, the Employee shall not be entitled to severance pay.

4.2.          Without Cause, With Severance.  The Corporation may terminate the Employee’s employment immediately at any time and for any reason without Cause upon providing notice to the Employee. However, in such event, provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee severance pay in the amount of one year’s base salary at his then current base salary (the “Severance Amount”) payable in a lump sum within sixty (60) days after termination, together with any earned but unpaid non-equity incentive compensation. The Employee shall only be entitled to receive the Severance Amount described herein if the Employee (a) complies with his separate Non-Competition, Non-Solicitation, and Confidentiality Agreement with an effective date of October 18, 2011 and (b) before the 60th day after his termination, signs, does not rescind and complies with a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes in part: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives. Such release shall not release or waive Employee’s rights to indemnification or advancement of expenses from the Corporation in accordance with and subject to the Corporation’s Articles of Incorporation, Bylaws, and Section 302A.521 of the Minnesota Business Corporations Act.

4.3.          Resignation By the Employee for Good Reason, With Severance.  The Employee may resign the Employee’s position at any time for Good Reason and receive the Severance Amount described above. “Good Reason” shall mean the occurrence of any of the following:

(i)          a material diminution in the Employee’s responsibilities, authority or duties; or

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(ii)          a material diminution in the Employee's salary, other than pursuant to a reduction in the salary for all executive employees of the Corporation and its affiliates, applied on a pro rata basis to all salaried executives including Employee;

(iii)          the material breach of this Amended Employment Agreement by the Corporation.

Notwithstanding the foregoing, none of the forgoing events shall be considered “Good Reason” if it occurs in connection with Employee’s death or disability, provided that the Corporation has made diligent efforts to reasonably accommodate Employee’s condition.

Before “Good Reason” has been deemed to have occurred, Employee must give the Corporation written notice detailing why Employee believes a Good Reason event has occurred and such notice must be provided to the Board of the Corporation within 90 calendar days after Employee’s actual knowledge of the initial occurrence of such alleged Good Reason event Employee’s Board shall then have 30 calendar days after its receipt of written notice to cure the condition cited in the written notice, and if so cured, “Good Reason” will be deemed not to have occurred with respect to the condition in question. If such condition is not so cured, “Good Reason” will be deemed to have occurred with respect to the condition in question, and Employee must terminate employment within 30 calendar days following such 30 calendar day Board cure period. (For these purposes a notice shall be sufficient if it is transmitted by facsimile or email on to the Board and if it provides a general indication of the nature of the acts, omissions, breach or breaches.)

In the event the Board cannot cure the “Good Reason” as set forth above, and provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee severance pay in the amount of one year’s base salary at his then current base salary (the “Severance Amount”) payable in a lump sum on the 60th day after termination, together with any earned but unpaid non-equity incentive compensation. The Employee shall only be entitled to receive the Severance Amount described herein if the Employee (a) complies with his separate Non-Competition, Non-Solicitation, and Confidentiality Agreement dated October 18, 2011 and (b) before the 60th day after his termination, signs, does not rescind, and complies with a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes in part: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives. Such release shall not release or waive Employee’s rights to indemnification or advancement of expenses from the Corporation in accordance with and subject to the Corporation’s Articles of Incorporation and Section 302A.521 of the Minnesota Business Corporations Act.

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4.4.          Resignation by the Employee Due to Change of Control, With Severance.  For purposes of this Amended Employment Agreement, “Change of Control” means:

(i)           A “change in ownership,” as described in Section 1.409A-3(i)(5)(v) of the Treasury Regulations.

(ii)          A “change in effective control,” as described in Section 1.409A-3(i)(5)(vi) of the Treasury Regulations.

(iii)         A “change in ownership of a substantial portion of the assets,” as described in Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

Employee shall have the right to terminate the Employee’s employment for any reason within six (6) months following a Change of Control in the Corporation upon providing thirty (30) days advance written notice to the Corporation. The Corporation may then elect either (a) to have the Employee continue performing work for the Corporation throughout the 30 day notice period; or (b) to accept the Employee’s resignation effective immediately.

In the event of the Employee’s termination of employment with the Corporation following a Change of Control under this Paragraph 4.4, provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee the Severance Amount outlined in Paragraph 4.2 above in a lump sum within sixty (60) days after termination. In addition, the Employee shall only be entitled to receive the Severance Amount described herein if the Employee (a) complies with his separate Non-Competition, Non-Solicitation, and Confidentiality Agreement with an effective date of October 18, 2011 and (b) before the 60th day after his termination, signs, does not rescind, and complies with a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes in part: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives. Such release shall not release or waive Employee’s rights to indemnification or advancement of expenses from the Corporation in accordance with and subject to the Corporation’s Articles of Incorporation and Section 302A.521 of the Minnesota Business Corporations Act.

4.5.          Other Resignation by the Employee, Without Severance.  The Employee may resign the Employee’s position upon providing sixty (60) days advance, written notice to the Corporation. The Corporation may then elect either (a) to have the Employee continue performing work for the Corporation throughout the 60 day notice period; or (b) to accept the Employee’s resignation effective immediately. In the event of the Employee’s termination of employment with the Corporation under this Paragraph 4.4, the Employee shall not be paid any severance pay, but Employee shall be entitled to any earned but unpaid non-equity incentive compensation.

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4.6.          Because of Death, Disability or Incapacity of the Employee, Without Severance.  In the event of the Employee’s death, this Amended Employment Agreement shall terminate immediately. If the Employee is unable to perform the Employee’s essential job functions, with or without reasonable accommodation, for more than ninety (90) days, or such longer period as required by law, in any consecutive twelve (12) month period by reason of physical or mental disability or incapacity, the Corporation may terminate the Employee’s employment upon thirty (30) days advance written notice to the Employee. This Paragraph does not relieve the Corporation of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act, the Minnesota Human Rights Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law. If the Employee’s employment is terminated pursuant to this Paragraph, the Employee shall not be entitled to severance pay, but Employee shall be entitled to any earned but unpaid non-equity incentive compensation.

4.7          Non-Renewal By Either Party Upon Expiration of the Two Year Term or Renewal Term.  For the avoidance of doubt, the parties agree that either party may elect, with or without cause, not to renew this Amended Employment Agreement at the end of the then-current Term and that Employee shall not be entitled to severance pay in the event of non-renewal by either party.

4.8          Section 409A and Taxes Generally.  The Corporation shall be entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Corporation. Notwithstanding anything in this Amended Employment Agreement to the contrary, if at the time of Employee’s termination of employment (which shall have the same meaning as “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder (“Section 409A”)), the Corporation determines that Employee is a “specified employee” within the meaning of Section 409A, then, to the extent any payment or benefit that Employee becomes entitled to under this Amended Employment Agreement on account of Employee’s separation from service would be considered deferred compensation subject to Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after Employee’s separation from service, and (b) Employee’s death. The parties intend that this Amended Employment Agreement will be administered in accordance with Section 409A and, to the extent that any provision of this Amended Employment Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A. The parties agree that this Amended Employment Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

5.                   Miscellaneous.

5.1.          Integration.  This Amended Employment Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including but not limited to any earlier employment agreements of or offer letters to the Employee. Notwithstanding the foregoing, this Amended Employment Agreement does not replace or otherwise impact the enforceability of the separate Non-Competition, Non-Solicitation, and Confidentiality Agreement with an effective date of October 18, 2011.

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5.2.          Applicable Law.  This Amended Employment Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota.

5.3.          Payments.  All amounts paid under this Amended Employment Agreement shall be subject to normal withholdings or such other treatment as required by law.

5.4          Employee’s Representations.  The Employee represents that he is not subject to any agreement or obligation that would prevent or limit him from entering into this Amended Employment Agreement or that would be breached upon performance of his duties under this Amended Employment Agreement, including but not limited to any duties owed to any former employers not to compete. If the Employee possesses any information that he knows or should know is considered by any third party, such as a former employer of the Employee’s, to be confidential, trade secret, or otherwise proprietary, the Employee shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

5.5.          Counterparts.  This Amended Employment Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

5.6.          Binding Effect.  Except as herein or otherwise provided to the contrary, this Amended Employment Agreement shall be binding upon and inure to the benefit of the Corporation and its successors, assigns and personal representatives without any requirement of the consent of the Employee for assignment of its rights or obligations hereunder.

5.7.          Modification.  This Amended Employment Agreement shall not be modified or amended except by a written instrument signed by the parties.

5.8.          Severability.  The invalidity or partial invalidity of any portion of this Amended Employment Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

5.9.          Opportunity to Obtain Advice of Counsel.  The Employee acknowledges that the Employee has been advised by the Corporation to obtain legal advice prior to executing this Amended Employment Agreement, and that the Employee had sufficient opportunity to do so prior to signing this Amended Employment Agreement.

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5.10          Indemnification.  As to acts or omissions of Employee which are within the scope of Employee’s authority as an officer, director, or employee of the Corporation and/or any affiliate of the Corporation, the Corporation will indemnify Employee in accordance with and subject to the limitations contained in its Articles of Incorporation, Bylaws and Section 302A.521 of the Minnesota Business Corporations Act. If Employee is made or threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation, Employee is entitled, upon written request to the Corporation, to payment or reimbursement by the Corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by Employee in advance of the final disposition of the proceeding, (a) upon receipt by the Corporation of a written affirmation by Employee of a good faith belief that the criteria for indemnification set forth in Section 302A.521, subdivision 2 of the Minnesota Business Corporations Act have been satisfied and a written undertaking by Employee to repay all amounts so paid or reimbursed by the Corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under the Corporation’s Articles of Incorporation and Bylaws and Section 302A.521 of the Minnesota Business Corporations Act, including but not limited to whether the alleged misconduct by Employee that is the subject of the proceeding is within the course and scope of Employee’s employment.

5.11          D&O Insurance.  The Corporation shall maintain an insurance policy or policies providing directors' and officers' liability insurance, comprehensive general liability insurance, and errors and omissions insurance, and the Employee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer of the Corporation.

5.12.          280G Limitations.  In the event that the severance and other benefits provided for in this Amended Employment Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and (b) would be subject to the excise tax imposed by Code Section 4999, then such benefits shall be either be: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to excise tax under Code Section 4999.

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Any determination required under this Section 5.12 will be made in writing by an accounting firm selected by the Corporation or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5.12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Corporation and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.12. Any reduction in payments and/or benefits required by this Section 5.12 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards, if any, shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) deferred compensation amounts subject to Section 409A shall be reduced last.

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THIS AMENDED EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the parties effective as of the date and year first set forth above.

ELECTROMED, INC.

Date: July 10, 2014	/s/ Kathleen Skarvan
	By:	Kathleen Skarvan
	Its:	Chief Executive Officer

EMPLOYEE:

Date: July 10, 2014	/s/ Jeremy Brock
Jeremy Brock

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